                                                                     EXHIBIT 3.1


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            OF KOMAG, INCORPORATED,
                             a Delaware Corporation


                 The undersigned, Stephen C. Johnson and William L. Potts, Jr., hereby certify that:

                 FIRST:   They are the duly elected and acting President and
Secretary, respectively, of said corporation.

                 SECOND: The Certificate of Incorporation of said corporation was originally filed with the Secretary of State of Delaware on October 29, 1986.

                 THIRD:   The Certificate of Incorporation of said corporation
shall be amended and restated to read in full as follows:

                                       I

    The name of the corporation (herein called the "Corporation") is KOMAG,
                                 INCORPORATED.

                                       II

                 The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                      III

                 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                       IV

                 The Corporation shall be authorized to issue Eighty-Six Million (86,000,000) shares of capital stock having an aggregate par value of Eight Hundred Sixty Thousand Dollars ($860,000). This Capital Stock shall be divided into two classes, Common Stock and Preferred Stock, both classes having a par value. The authorized Common Stock shall be Eighty-Five Million shares (85,000,000) shares having a par value of one cent ($.01) per share for an aggregate class par value of Eight Hundred Fifty Thousand Dollars ($850,000). The authorized Preferred Stock shall be One Million (1,000,000) shares having a par value of one cent ($.01) per share for an aggregate class par value of Ten Thousand Dollars ($10,000). The Board of Directors of the Corporation is hereby empowered (i) to determine the preferences, privileges, or restrictions of such Preferred Stock, including (but not limited to) the dividend rights and rate, conversion and voting rights, redemption rights and the terms and prices thereof (including any provision for a sinking fund), or liquidation preferences thereof, if any, (ii) to divide the Preferred Stock into different series consisting of any number of shares, each series having different rights, provisions, or conditions from any other series and (iii) to increase or decrease the number of shares of any series so designated, but not below the number of shares of any such series then outstanding. The Corporation is also authorized to issue debentures (convertible into the Common Stock or Preferred Stock or non- convertible, either with or without voting rights) and/or warrants or options to purchase Common Stock or Preferred Stock.

                                       V

                 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

                                       VI

                 The number of directors of the Corporation shall be fixed from time to time by a by-law or amendment thereof duly adopted by the Board of Directors or by the Stockholders.

                                      VII

                 All rights to vote and all voting power shall be vested in the Common Stock, and any Preferred Stock with voting rights pursuant to the terms thereof, and any such holders thereof shall be entitled at all elections of directors to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multipled by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit, and to vote for each share upon all other matters.

                                      VIII

                 Elections of directors need not be by written ballot unless the By-laws of the Corporation shall be provided.

                                       IX

                 Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

                                       X

                 A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

                                       XI

                 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      XII

                 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.



                                       2.

                                      XIII

                 The Corporation shall have perpetual existence.





                                       3.

                 FOURTH: The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

                 IN WITNESS WHEREOF, the undersigned have executed this certificate on December ____, 1995.

                                        KOMAG, INCORPORATED


                                        By:
                                            ------------------------------------
                                            Stephen C. Johnson, President




Attest:
       ----------------------------------------
           William L. Potts, Jr., Secretary



                                       4.